EXHIBIT 99.1
                                  PRESS RELEASE



FOR IMMEDIATE RELEASE                         CONTACT:    DANIEL L. KRIEGER,
                                                          CHAIRMAN & PRESIDENT
                                                          (515) 232-6251



November 17, 2005

                            AMES NATIONAL CORPORATION
                       APPROVES A STOCK REPURCHASE PROGRAM

     AMES, IOWA - Ames National Corporation (the "Company") announced today that a stock repurchase program was approved at its regular meeting of the Board of Directors held November 9, 2005. The Company has a strong capital position and this will provide an opportunity to repurchase Company stock on the open market when it is deemed to be favorably priced for repurchase. The program authorizes the repurchase of up to 90,000 shares during the calendar year 2006, or approximately 1% of 9,419,271 shares of common stock presently outstanding. The repurchases will be made in open market transactions at the discretion of management using Company cash. The timing and actual number of shares purchased will depend on a variety of factors such as price, the Company's liquidity position and other market conditions. The program may be limited or discontinued at any time without notice.

     Also on November 9, 2005, the Board of Directors declared a regular quarterly dividend of $0.25 per common share of outstanding stock which is payable on February 15, 2006 to shareholders of record on February 1, 2006.


     Ames National Corporation is listed on the NASDAQ SmallCap Market under the ticker symbol, ATLO. The Company's affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Randall-Story State Bank, Story City, Iowa; and United Bank & Trust, Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.
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